UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2008

GOLDEN GRAIN ENERGY, LLC

(Exact Name of Registrant as Specified in Charter)

Iowa	000-51177	02-0575361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1822 43rd St. SW Mason City, IA (Address of principal executive offices)		50401 (Zip Code)

(641) 423-8525

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Golden Grain Energy, LLC (“Golden Grain”) entered into a Management Services Agreement (“Agreement”) with Homeland Energy Solutions, LLC, (“Homeland Energy”), on December 15, 2008. Pursuant to the Agreement, Homeland Energy and Golden Grain have agreed to share management services in an effort to reduce the costs of administrative overhead. Under the Agreement, Golden Grain will provide Homeland Energy with a Chief Executive Officer (CEO), Chief Financial Officer (CFO), Plant Manager, OSHA/Safety Manager—Environmental Protection Agency (EPA) compliance officer, and Human Resources Manager. Homeland Energy has agreed to provide Golden Grain with an Accountant Controller and a Financial Accountant. The Agreement is strictly for the sharing of management services and does not grant either party the authority to act on behalf of or make management decisions for the other. Homeland Energy and Golden Grain have agreed to split the compensation costs associated with each of the employees covered by the Agreement.

The initial term of the Agreement ends on December 15, 2011. Following the initial term, the Agreement automatically renews for additional one year terms unless either party gives notice of termination at least ninety (90) days before the end of the initial or any renewal term. The Agreement may also be terminated for cause by giving thirty (30) days notice. Additionally, Homeland Energy may cease using Golden Grain’s CEO by giving Golden Grain at least ninety (90) days notice, but has agreed to utilize such services for at least one year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN GRAIN ENERGY, LLC

December 18, 2008	/s/ Walter Wendland
Date	Walter Wendland, Chief Executive Officer/President